PRESS RELEASE

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN 55121
81:

CONTACT:
Mark G. Eisenschenk, Printware, Inc., (651) 456-1403

Printware, Inc. Announces Plan of Liquidation.

ST. PAUL, MN, January 11, 2002- Printware, Inc. (Nasdaq-NNM: PRTW) today announced its Board of Directors has approved of a plan of liquidation of the net assets of the Company.

Printware, Inc. will file a proxy statement to seek shareholder approval to adopt the plan of liquidation and dissolution of the Company that will authorize a distribution to shareholders, de-registration of the Company's common stock and dissolution of the Company. After receiving shareholder approval of the plan of liquidation, the Company will de-list its common stock from the Nasdaq National Market System and de-register its common stock under the Securities and Exchange Act of 1934.

This announcement relates only to Printware, Inc. and in no way affects the operations or status of Printware, LLC, which is the privately held company that acquired and is continuing to operate the Printware branded computer-to-plate operating business.

No estimate of the net proceeds available for distribution to Printware, Inc. shareholders is being made at this time as such proceeds will be impacted: (1) by the Company's ability to timely convert its noncash assets to cash, (2) by the amount of cash required to settle outstanding liabilities and contingencies, (3) by the expenses associated effecting the liquidation and (4) by income taxes.

Commenting on the announcement, Printware, Inc. Chairman Gary S. Kohler said, "When compared to other alternatives available, we believe our shareholders should realize a higher return on their investment by approving of the plan of liquidation. Accordingly, our board of directors strongly urges shareholders to approve the transaction described in this press release."

Kohler added, "Subsequent to the previously announced December 6, 2001 sale of operating assets, all employees of Printware, Inc. were terminated. Therefore, to manage interim administrative activities of Printware, Inc., the board of directors has engaged the services of Goldmark Advisors, LLC. Stanley Goldberg and Mark Eisenschenk, both affiliated with the Goldmark Advisors firm, will serve as President and Chief Executive Officer, and as Secretary, Treasurer and Chief Financial Officer of the Company, respectively."

Statements made in this release concerning the Company's or its representatives' intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.